Pricing Supplement No. 86  Dated April 22, 1998
(To Prospectus Supplement dated December 1, 1997
and Prospectus dated November 24, 1997)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-40447

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Fixed Rate Notes)

Principal Amount: $50,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AV0

Trade Date: April 22, 1998

Settlement Date: May 11, 1998

Maturity Date: May 11, 2005

Price to Public (Issue Price): 100%

Net Proceeds to Issuer:  98.35% ($49,175,000)

Interest Rate (per annum): 6.00% including interest from May 11, 1998

Interest Payment Date(s): Monthly on the 11th of each month, commencing June 11, 1998 (subject to Business Day convention described in the Prospectus Supplement).

Record Date(s):     ( X ) The fifteenth day (whether or not
a Business Day) next preceding each Interest Payment Date.
                    (   )  Other:

Day Count Basis:    ( X)  30/360
                    (   )  Actual

Form:     ( X)   Book-Entry Note (DTC)
          (   )   Certificated Note

Redemption:
 ( ) The Notes may not be redeemed prior to stated maturity.
 ( X ) The Notes may not be redeemed prior to May 11, 2000. The Notes may be redeemed at the option of the Company upon at least 10 calendar days notice, in whole but not in part, on May 11, 2000 and semi-annually thereafter on each November 11 and May 11 (subject to Business Day convention described in the Prospectus Supplement) at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption. Upon redemption by the Company, neither party shall have further payment obligations to the other under the terms of this transaction.

Optional Redemption Date(s): May 11, 2000 and semi-annually thereafter on each November 11 and May 11 (subject to Business Day convention described in the Prospectus
Supplement)

Initial Redemption Date: May 11, 2000 (subject to Business
Day convention described in the Prospectus Supplement)

Initial Redemption Percentage: See above
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A
Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

The Notes are subordinate in right of payment to Senior Indebtedness and, in certain circumstances relating to the bankruptcy or insolvency of the Company, to Derivative Obligations of the Company. At March 31, 1998 the amount of indebtedness constituting Senior Indebtedness was approximately $16.7 billion and the amount of Derivative Obligations was immaterial.

Original Issue Discount: N/A
Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortization Schedule: N/A

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:

     The Company will sell the Notes to J.P. Morgan
Securities Inc. ("JPMSI") at a price of 98.35% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell $20,000,000 aggregate principal amount of the Notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated and $5,000,000 aggregate principal amount of the Notes to Morgan Stanley & Co.
Incorporated at a price of 98.35% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI, Merrill
Lynch, Pierce, Fenner & Smith Incorporated and Morgan
Stanley & Co. Incorporated against certain liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.